UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         SCHEDULE 14A INFORMATION
                              _______________
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by Registrant ___
Filed by a party other than the Registrant X
Check the appropriate box:
___  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
___  Definitive Proxy Statement
___  Definitive Additional Materials
X    Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or Section
     240.14a-12

                             PACER TECHNOLOGY
             (Name of Registrant as Specified in its Charter)

                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE

   (Name of Person Filing Proxy Statement, if other than the Registrant)

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X    No fee required
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     11.
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          applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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___  Fee paid previously with preliminary materials.
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     was paid  previously.   Identify  the  previous filing by registration
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

For Release: IMMEDIATELY - October 25, 1999

Contact: Geoffrey Tirman: (501) 821-6800 - (Talisman Capital Opportunity Fund, Ltd.)

Subject: THE PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE COMMENCES PROXY SOLICITATION FOR DIRECTORS OF PACER TECHNOLOGY

LITTLE ROCK, ARKANSAS - The Pacer Technology Shareholder's Committee announced today that it has filed preliminary proxy materials with the Securities and Exchange Commission. The preliminary proxy materials will be used to solicit proxies from Pacer Technology's shareholders to elect six nominees to Pacer's six-person Board of Directors at the annual meeting of Pacer shareholders currently scheduled to be held on November 16, 1999. The Committee will be seeking to elect its six nominees in opposition to the directors nominated by the current board of Pacer. The Committee is dissatisfied with Pacer's share price performance in recent years and notes that Pacer's stock has significantly under performed both the Standard & Poor's ("S & P") 500 Stock Index and the S & P Chemical Index. In the Committee's view, the current directors and certain members of management are determined to continue managing Pacer without regard to the best interests of the shareholders and, therefore, need to be replaced in order to maximize shareholder value, improve earnings, and restore analysts' confidence in Pacer. The Committee believes that the individuals it intends to nominate as directors - D. Jonathan Merriman, Geoffrey Tirman, James T. Munn, Howard J. Bloom, Allen D. Barnes, and Claude M. Ballard - possess the expertise and experience necessary to implement an effective strategic plan for Pacer to maximize shareholder value. The Committee has retained D.F. King & Co., Inc. to assist it in its solicitation. For a copy of the Committee's preliminary materials, shareholders may contact D.F. King & Co., Inc. toll-free at 800/207-2872.

CERTAIN INFORMATION CONCERNING PARTICIPANTS AND NOMINEES

     The following is a list of the names and stockholdings of the persons and entities who may be deemed to be "participants" in the Committee's solicitation with respect to Pacer's annual meeting: D. Jonathan Merriman, the managing director and head of a San Francisco, California-based investment banking firm, a current director of Pacer, and a nominee of the Committee (150,000 shares); Geoffrey Tirman, a current director of Pacer, a nominee of the Committee, and the President and sole stockholder of Talisman Capital Opportunity Fund, Ltd. (10,000 shares); James T. Munn, a nominee of the Committee and the former President and Chief Executive Officer of Pacer (578,752 shares); Howard J. Bloom, a private investment manager, a nominee of the Committee, and a former Vice President of Pacer (192,834 shares); Roberto J. Cavazos, Jr., a private investor and the former Chief Financial Officer of Pacer (66,822 shares); The Miller Family Partnership, a Florida partnership organized to hold investments for the Miller family (589,752 shares); Mac Van Horn, chairman of a private investment corporation (85,000 shares); and Talisman Capital Opportunity Fund, Ltd., whose principal business is investment in the securities of private and public companies (1,250,000 shares). Collectively, the participants in the Committee hold 2,923,160 shares, or approximately 17.4%, of the outstanding Pacer common stock. The other two nominees of the Committee, Allen D. Barnes, the President and Chief Executive Officer of PAC ONE, Inc., a flexible packaging manufacturer, and Claude M. Ballard, a shareholder and senior consultant with Goldman, Sachs & Company, do not hold shares of Pacer stock.


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